UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30733	41-1978822
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10700 Bren Road West
Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)
(952) 930-6000
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
SIGNATURES

Item 1.02 Termination of a Material Definitive Agreement
On June 16, 2006, American Medical Systems, Inc., as Borrower (the “Borrower”), gave notice of its voluntary election to terminate the Credit Agreement, dated as of January 20, 2005, among American Medical Systems Holdings, Inc. (“Holdings”), the Borrower, Key Bank National Association, as administrative agent and in other capacities (“Key Bank”), and various other lenders (the “Credit Agreement”) effective June 27, 2006 conditioned upon the closing of the sale by Holdings of convertible senior subordinated notes as further described in the Prospectus Supplement filed with the Securities and Exchange Commission on June 19, 2006 (the “Convertible Notes”). If the sale of the Convertible Notes does not close on June 27, 2006, the Borrower reserved the right to revoke its notice of termination pursuant to the terms of the Credit Agreement.
The Credit Agreement makes available to the Borrower a $150,000,000 revolving credit facility with a letter of credit subfacility and a swing line subfacility. As of June 16, 2006, there was $11,750,000 of principal borrowings outstanding under the Credit Agreement. The Borrower plans to use cash currently on hand to repay all outstanding borrowings prior to the date of termination. The Borrower and Holdings plan to replace the Credit Agreement with a senior secured credit facility and proceeds from the sale of Convertible Notes, which together will be used for general corporate purposes and to fund the acquisition of Laserscope. No early termination penalties or fees will be incurred as a result of the early termination of the Credit Agreement.
It is expected that Key Bank will provide customary banking services to the Borrower, Holdings, and their affiliates, after the termination of the Credit Agreement. In addition, KeyBanc Capital Markets, an affiliate of Key Bank, is serving as one of the underwriters in the sale of the Convertible Notes, and it is contemplated that Key Bank or one of its affiliates will participate as a co-lead arranger and lender in the senior secured credit facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

	By	/s/ Carmen L. Diersen Carmen L. Diersen
Executive Vice President and
Chief Financial Officer
Date: June 21, 2006